PRIVILEGED AND CONFIDENTIAL



                            CHATEAU COMMUNITIES, INC.
                             6160 SOUTH SYRACUSE WAY
                        GREENWOOD VILLAGE, COLORADO 80111
                                 (303) 874-3320


Hometown America, L.L.C.
150 North Wacker Drive, Suite 800
Chicago, Illinois 60606
Attention: Thomas J. Coorsh

June 26, 2003

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of May 29, 2003, by and among Hometown America, L.L.C. ("PURCHASER"), Hometown America Holdings, L.L.C. ("PARENT," and with Purchaser, "HOMETOWN"), CP Limited Partnership ("CHATEAU OP"), Chateau Communities, Inc. (the "REIT") and ROC Communities, Inc. ("ROC," and with Chateau OP and the REIT, "CHATEAU"). Terms used but not defined in this letter agreement have the respective meanings ascribed to such terms in the Merger Agreement (including the Disclosure Letter).

If Chateau does not refinance all of the outstanding $50,000,000 8.30% Senior Notes, Series B, due October 1, 2021 referenced in the Second Amendment to the PacLife Note Purchase Agreement (the "PACLIFE SERIES B NOTES") prior to June 25, 2003, Pacific Life Insurance Company ("PACLIFE") may be entitled to various remedies, including but not limited to the right to require Chateau to repay all of the outstanding PacLife Series B Notes (a "SERIES B PUT EVENT"). In Item IV of Section 3.1(b)(vii) of the Disclosure Letter, Chateau described its intention to refinance the PacLife Series B Notes in accordance with Exhibit A to the Second Amendment to the PacLife Note Purchase Agreement (the "PACLIFE REFINANCING").

Hometown and Chateau have determined and hereby agree that it is mutually desirable for Chateau to, and Chateau shall, in lieu of consummating any PacLife Refinancing with PacLife, refinance the indebtedness represented by the PacLife Series B Notes and pay any penalties, costs or other liabilities relating thereto with the proceeds of financing obtained from (A) Hometown on the terms set forth on the term sheet attached as Exhibit A hereto (the "HOMETOWN FINANCING"), which term sheet Hometown and Chateau are simultaneously herewith entering into (such term sheet, together with the Loan Documents (as defined in such term sheet) the parties shall negotiate in good faith and enter into promptly reflecting such terms, the "HOMETOWN FINANCING TERMS AND DOCUMENTS") or
(B) if Hometown fails (other than as a result of a breach by Chateau of any of its obligations hereunder or in the Hometown Financing Terms and Documents) to provide such Hometown Financing in accordance with the Hometown Financing Terms and Documents, a third party (provided that the terms of any such financing with a third party must be reasonably satisfactory to and consented to (not to be unreasonably withheld) in writing in advance by Hometown). The parties agree that they will negotiate in good faith and execute the Loan Documents in accordance with the term sheet attached hereto as Exhibit A no later than 29 days from the date hereof. Chateau represents and agrees that the funds generated from such Hometown Financing or the financing with such third party shall equal the amount referenced in the "Amount" section, and shall be used


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exclusively  for the purpose  referenced in the "Purpose"  section,  of the term sheet attached hereto as Exhibit A. Hometown agrees that if Hometown fails to provide such Hometown Financing pursuant to the terms and conditions in the preceding sentence, then if Chateau seeks a financing with a third party pursuant to clause (B) in the preceding sentence, and the terms and conditions and documentation of such financing are substantially similar to those set forth in the Hometown Financing Terms and Documents, Hometown shall be deemed to have consented thereto.

In addition, the parties hereby agree that, notwithstanding anything to the contrary contained in the Merger Agreement, provided that Chateau complies with its obligations herein and in the Hometown Financing Terms and Documents, including by making all required representations,

     (1) the failure of Chateau to refinance the PacLife Series B Notes pursuant to the PacLife Refinancing, and any penalties, costs or other liabilities owing from Chateau to PacLife and directly arising from and relating to such failure, including but not limited to the occurrence of a Series B Put Event, shall not be considered, and shall not contribute to, (a) a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, or (b) any Chateau Material Adverse Effect;

     (2) Chateau shall be permitted, without breach of the Merger Agreement, to refinance the indebtedness represented by the PacLife Series B Notes and pay any penalties, costs or other liabilities relating thereto by entering into the Hometown Financing in accordance with the Hometown Financing Terms and Documents; and

     (3) if Hometown fails (other than as a result of a breach of Chateau's obligations hereunder or in the Hometown Financing Terms and Documents) to provide the Hometown Financing in accordance with the Hometown Financing Terms and Documents, Chateau shall be permitted, without breach of the Merger Agreement, to refinance the indebtedness represented by the PacLife Series B Notes and to pay any penalties, costs or other liabilities relating thereto with a third party (provided that the terms of any such financing with a third party must be reasonably satisfactory to and consented to (not to be unreasonably withheld) in writing in advance by Hometown).

      This letter agreement and the other agreements and transactions entered into in connection herewith, together with Section 7.5 and Article VIII of the Merger Agreement (the provisions of which apply to this letter agreement, MUTATIS MUTANDIS), constitute the entire agreement and supersede all prior agreements, arrangements and understandings, both written and oral, between the parties with respect to the subject matter of this letter agreement and are for the sole benefit of Chateau and Hometown and are not intended to confer upon any Person other than the parties hereto any rights or remedies. Nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable or other rights or benefits.




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If the foregoing  correctly sets forth your  understanding as to the matters set forth above, please so indicate by signing in the space set forth below, whereupon this letter shall become a binding agreement between us governed by, and construed in accordance with, the laws of the State of Maryland without regard to its choice of law principles.


Very truly yours,

Chateau Communities, Inc.



By: /s/ Tamara D. Fischer
   ------------------------------
   Name: Tamara D. Fischer
   Title: Executive Vice President


CP Limited Partnership

By: Chateau Communities, Inc., its
    general partner and ROC Communities, Inc.,
    its other general partner



By: /s/ Tamara D. Fischer
   ------------------------------
   Name: Tamara D. Fischer
   Title: Executive Vice President


ROC Communities, Inc.



By: /s/ Tamara D. Fischer
   ------------------------------
   Name: Tamara D. Fischer
   Title: Executive Vice President




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Accepted and agreed to as of the date first set forth above:

Hometown America, L.L.C.

By:   Hometown Residential Manager, L.L.C., Manager


By: /s/ Richard G. Cline, Jr.
   ------------------------------
   Name:   Richard G. Cline, Jr.
   Title:  Manager


Hometown America Holdings, L.L.C.

By:   Hometown Residential Manager, L.L.C., Manager


By: /s/ Richard G. Cline, Jr.
   ------------------------------
   Name:   Richard G. Cline, Jr.
   Title:  Manager





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